[SCS letterhead]


October 5, 1999


Alpine Aviation, Inc.
3450 West Mike Jense Parkway
Provo, Utah 84601

Attention:          Mr. Eugene R. Mallette
               Chief Executive Officer

Re: Consulting Services Agreement respecting a proposal to take Alpine Aviation, Inc., a Utah corporation ("Alpine
               Aviation"), public pursuant to a "reverse" acquisition, reorganization or merger (the "Reorganization") with a publicly-held corporation (the "Public Company")

Dear Mr. Mallette:

               The following will express the general terms upon which Smith Consulting Services, Inc., ("SCS") will represent you in connection with the proposed "reverse" Reorganization whereby Alpine Aviation will become a publicly-held company.

               SCS will, subject to your approval:

               1. Identify a Public Company as a potential Reorganization candidate into which Alpine Aviation shall merger or by which it shall be acquired, with not less than 87% of the Public Company to be owned or controlled by the stockholders of Alpine Aviation following closing of the Reorganization. The Public Company shall have no liabilities.

               2. Pay all costs associated with the Reorganization, including legal and accounting expenses.

               3. Engage securities counsel to gather and review all material documentation respecting the Public Company and to advise SCS and Alpine Aviation regarding its status and its viability as a candidate for the Reorganization, and its past compliance with applicable federal and state securities laws, rules and regulations (the "Rules and Regulations").

               4. Subject to the acceptance of a Public Company selected, to engage counsel at the expense of SCS to prepare all necessary documentation to effect the Reorganization and to file all necessary documents required for compliance with applicable federal and state Rules and Regulations.

               5. If the Reorganization is closed as contemplated, to assist the Public Company, at the expense of SCS, in locating broker/dealers interested in "making a market" in the shares of the reorganized Public Company; and to assist it in listing in Standard & Poor's Corporations Records or Moody's, two nationally recognized financial manuals, with SCS to pay all legal expenses and related costs, with the exception of the filing or listing fees charged by these manuals.

               SCS will expect the prior deposit of $150,000 as acceptance of this proposal, and if for any reason you desire to terminate this relationship prior to the closing of any Reorganization involving Alpine Aviation and the Public Company, the amount remaining after the deduction of prior expenses detailed herein, shall be refunded to you, together with an accounting of such expenses. The total refund not to be less than $140,000.

               If the Reorganization is completed, not less than 87% of the reorganized Public Company shall be owned by the stockholders of Alpine Aviation, and of the remaining 13%, 8.5% shall be owned by SCS and 4.5 % shall be owned by the public stockholders.

               You and your representatives shall fully cooperate with SCS to the end that the Reorganization can be timely completed, and you shall provide counsel to review all documentation requested or provided in connection with the Reorganization on behalf of Alpine Aviation.

               We would like to have the opportunity to bring CLB, Inc. ("CLB") into the reorganized Public Company for "restricted securities" in the near future, and we would like the documentation concerning the Reorganization to reflect this, on agreed terms. "Restricted securities" can be "registered" for resale, subject to the approval of the reorganized Public Company, which would be controlled by you. If you desire, CLB can be brought in now, along with Alpine Aviation, with less dilution to you, and we would be happy to discuss the advantages and disadvantages of this, along with some potential tax benefits.

               If the Reorganization is completed as contemplated, we would like a first refusal to fund any new offerings or private placements singly or by designation of duly registered broker/dealers.

               If the foregoing meets with your approval, please sign below or contact us so we can discuss this proposal.

               Thank you very much.

                                   Yours very sincerely,

                                   /s/Karl Smith
                                   Karl Smith, President

               Agreed to this 20th day of October, 1999.

               ALPINE AVIATION, Inc.

               By/s/Eugene R. Mallette
               Eugene R. Mallette, Chief Executive Officer